Exhibit 99.1

                RESOURCES CONNECTION, INC. ANNOUNCES STOCK SPLIt

    COSTA MESA, Calif., Feb. 8 /PRNewswire-FirstCall/ -- Resources Connection, Inc. (Nasdaq: RECN) today announced that its board of directors has declared a 2 for 1 split of its common stock.

    The Company's operating subsidiary, Resources Global Professionals, provides experienced accounting and finance, risk management and internal audit, information management, human resources, supply chain management and legal professionals to clients on a project basis.

    "The Company's stock price has risen greatly from our initial public offering and the Company's Board wants to make it more affordable while increasing trading liquidity," said Donald B. Murray, Chairman and CEO. "This 2 for 1 stock split will not only provide potentially greater liquidity and potentially less volatility, but will also enable the stock to be more accessible and attractive to a broader range of investors, including our employees."

    The 2 for 1 split will be effected in the form of a stock dividend. Stockholders of record as of the close of business on February 18, 2005, will be issued one additional share for each share of common stock held on the record date, with a distribution date of March 1, 2005. The stock split will increase the number of shares outstanding from approximately 23,775,000 shares to approximately 47,550,000 shares.

    ABOUT RESOURCES GLOBAL PROFESSIONALS
    Resources Global Professionals is an international professional services firm that provides accounting and finance, human capital, information management, supply chain management, internal audit/risk management, and legal services on a project basis. The Company was originated as part of Deloitte in North America. Its legacy in Europe is from Ernst & Young and in Asia Pacific from Deloitte Touche Tohmatsu Australia and Deloitte Touche Tohmatsu Taiwan. In addition to its project professional services, Resources Global Professionals has established itself as a leading business services provider for companies seeking independent and cost effective assistance for meeting or complying with many of the complex business and regulatory issues in today's marketplace.

    Headquartered in Costa Mesa, California, the Company operates from more than 60 worldwide offices. The U.S. client portfolio boasts more than 30 of the Fortune 50 companies. The company was recently named to Forbes 200 Best Small Companies list for the third consecutive year. More information about the company is available at http://www.resourcesglobal.com.

SOURCE  Resources Connection, Inc.
    -0-                             02/08/2005
    /CONTACT: Stephen Giusto, Chief Financial Officer of Resources Connection, Inc., +1-714-430-6400/
    /Web site:  http://www.resourcesglobal.com /